Exhibit 10.3

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of January 11, 2021, is made by and among ArcLight CTC Holdings, L.P., a Delaware limited partnership (the “Sponsor”), ArcLight Clean Transition Corp., a Cayman Islands exempted company (“ACTC”), and Proterra Inc, a Delaware corporation (the “Company”). The Sponsor, ACTC and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Sponsor holds 6,797,500 Class B ordinary shares of ACTC (“ACTC Class B Shares”);

WHEREAS, ACTC, the Company and Phoenix Merger Sub, Inc., a Delaware corporation, entered into that certain Merger Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, pursuant to their terms, all of the ACTC Class B Shares shall be converted into Acquiror Common Stock at the time of consummation of the Merger (the “Conversion”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement contemporaneously with the execution and delivery of the Merger Agreement by the parties thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Vesting and Forfeiture. The Sponsor agrees that, as of immediately following the Closing and the Conversion, 10% of the Acquiror Common Stock beneficially owned by the Sponsor immediately following the Closing and the Conversion shall be subject to the vesting and forfeiture provisions set forth in this Section 1. For the avoidance of doubt, any Acquiror Common Stock beneficially owned by any individual other than the Sponsor and any Acquiror Common Stock beneficially owned by the Sponsor, other than the Acquiror Common Stock described in the foregoing sentence, shall not be subject to vesting or forfeiture. The Sponsor agrees that it shall not, and shall cause its Affiliates not to, Transfer (other than to an Affiliate) any unvested Acquiror Common Stock held by the Sponsor prior to the date such Acquiror Common Stock becomes vested pursuant to Section 1(a).

a.  Vesting of Acquiror Common Stock.

(i)  10% of the Acquiror Common Stock beneficially owned by the Sponsor immediately following the Closing and the Conversion shall vest if, (A) over any twenty (20) Trading Days within any thirty (30) Trading Day period during the sixty (60) months following the Closing (the “Measurement Period”) the VWAP of the Acquiror Common Stock is greater than or equal to $15.00 per share (in which case, such Acquiror Common Stock shall vest upon the close of market on the twentieth (20th) such Trading Day) or (B) there occurs any transaction resulting in a Change in Control with a valuation of the Acquiror Common Stock that is greater than or equal to $15.00 per share of Acquiror Common Stock (in which case, such Acquiror Common Stock shall vest immediately prior to the closing of such Change in Control).

(ii)  The per share stock prices referenced in Section 1(a)(ii) above will be equitably adjusted on account of any changes in the equity securities of ACTC by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

2.  Tax Treatment. The Parties intend that the Conversion will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Sponsor intends to make a protective election under Section 83(b) of the Code with respect to the receipt of the portion of the Acquiror Common Stock subject to vesting under Section 1(a)(ii) of this Agreement.

3.  Forfeiture of Unvested Acquiror Common Stock. Any Acquiror Common Stock that remains unvested pursuant to Section 1(a)(ii) as of the expiration of the Measurement Period shall be forfeited and shall be transferred by the Sponsor to ACTC for cancellation, without any consideration for such transfer.

4.  Lock-Up.

a.  Subject to Section 4(b), the Sponsor hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

b.  Notwithstanding the provisions set forth in Section 4(a), the Sponsor or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) ACTC’s officers or directors or (B) any Affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; or (iv) by virtue of the laws of the State of Delaware or the Sponsor limited partnership agreement upon dissolution of the Sponsor.

c.  For purposes of this Agreement:

(i)  the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date; provided, that the Parties may mutually agree to shorten the duration of or otherwise waive the Lock-up Period;

(ii)  the term “Lock-up Shares” means the shares of Acquiror Common Stock and Acquiror Warrants (including the shares of Acquiror Common Stock issuable upon exercise thereof) held by the Sponsor immediately following the Closing (other than shares of Acquiror Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act, pursuant to a subscription agreement where the issuance of Acquiror Common Stock occurs on or after the Closing); provided, that, for clarity, shares of Acquiror Common Stock issued in connection with the PIPE investment described in Section 5.21 of the Merger Agreement shall not constitute Lock-up Shares;

(iii)  the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom the Sponsor is permitted to transfer such Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 4(b); and

(iv)  the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

d.  Notwithstanding anything to the contrary in this Agreement, any waiver, termination, shortening or other amendment or modification to any lock-up agreement applicable to the Acquiror Common Stock held by any Company Stockholder which improves the terms of any such lock-up for such Company Stockholder shall apply pro rata and on the same terms to the Lock-Up of the Sponsor hereunder and the provisions of this Section 4 shall be deemed immediately and automatically waived, terminated, shortened or amended or modified, as the case may be, without further action of the Parties.

e.  From and after the Closing, prior to waiving, terminating, shortening or otherwise amending or modifying the terms of any lock-up agreement applicable to the Acquiror Common Stock held by any Company Stockholder, ACTC will provide reasonable advance written notice (in no case less than five (5) Trading Days) to the Sponsor, indicating that ACTC plans to take a specified action with respect to such lock-up agreement and setting forth the terms of any such waiver, termination, shortening or other amendment or modification.

5.  New Shares. In the event that (a) any Acquiror Common Stock, Acquiror Warrants or other equity securities of ACTC are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Stock or Acquiror Warrants of, on or affecting the Acquiror Common Stock or Acquiror Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Stock, Acquiror Warrants or other equity securities of ACTC after the date of this Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any Acquiror Common Stock or other equity securities of ACTC after the date of this Agreement (such Acquiror Common Stock, Acquiror Warrants or other equity securities of ACTC, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall become Lock-Up Shares, to the extent such New Securities are not otherwise expressly excluded from the definition of “Lock-Up Shares”, subject to the terms of this Agreement to the same extent as if they constituted the Acquiror Common Stock or Acquiror Warrants owned by such Sponsor as of the date hereof.

6.  Sponsor Director. Pursuant to the Merger Agreement, the Acquiror Director Designee shall be appointed to the Acquiror Board, effective as of immediately following the Effective Time, and shall serve until his or her earlier resignation, removal or death; provided that, the Sponsor agrees to cause the Acquiror Director Designee to tender his or her immediate irrevocable resignation in writing to the Acquiror Board in the event the Sponsor sells, disposes of, transfers or assigns (other than to an Affiliate of Sponsor) fifty percent (50%) or more of the Acquiror Common Stock held beneficially by Sponsor as of the Closing.

7.  Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement.

8.  No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

9.  Incorporation by Reference. Section 1.2 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Jury Trial), 11.13 (Enforcement), 11.14 (Non-Recourse) and 11.15 (Non-Survival) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ArcLight CTC Holdings, L.P.

By: ACTC Holdings GP, LLC, its General Partner

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

ARCLIGHT CLEAN TRANSITION CORP.

By:	/s/ John F. Erhard
Name: John F. Erhard
Title: President and Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

PROTERRA INC

By:	/s/ Jack Allen
Name: Jack Allen
Title: Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]